Consent of Independent Registered

Public Accounting Firm

We consent to the references to our firm under the captions “Services” and “Financial Statements” as the independent registered public accounting firm in the Statement of Additional Information, dated May 1, 2023, and included in Post-Effective Amendment No. 3 to the Registration Statement (Form N-6, File No. 333-236446) of John Hancock Life Insurance Company (U.S.A.) Separate Account A (the “Registration Statement”), filed with the Securities and Exchange Commission, and incorporated by reference into the Supplement included in this Post-Effective Amendment No. 5 to the Registration Statement.

We also consent to the use of our reports (1) dated March 30, 2023, with respect to the statutory-basis financial statements of John Hancock Life Insurance Company (U.S.A.) and (2) dated March 30, 2023, with respect to the financial statements of each of the subaccounts within John Hancock Life Insurance Company (U.S.A.) Separate Account A, for the year ended December 31, 2022, incorporated by reference in Post-Effective Amendment No. 3 to the Registration Statement (Form N-6, File No. 333-236446) of John Hancock Life Insurance Company (U.S.A.) Separate Account A, filed with the Securities and Exchange Commission, and incorporated by reference into the Supplement included in this Post-Effective Amendment No. 5 to the Registration Statement.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 27, 2023